SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2002

Nomadic Collaboration International, Inc.
(Exact Name of Registrant as specified in its charter)

Nevada	000-27131	88-0381258

(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

50 Marbella Street
World Trade Center
12th Floor
Panama, Republic of Panama

(Address of Principal Executive Offices)

Registrant’s telephone number: 011-507-213-8874

880-609 Granville Street
Vancouver, BC, Canada V7Y 1G5

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

Item 1. Changes in Control of Registrant.

     Effective November 26, 2002, Nomadic Collaboration International, Inc. (the “Company”) underwent a change in control through a change in the composition of the Board of Directors and the management of the Company. On November 25, 2002, Mr. Raymond Polman resigned as the Chief Executive Officer of the Company and the Board of Directors appointed Ricardo Garcia de Paredes Carbone as a director and Chief Executive Officer of the Company. On November 26, 2002 Mr. Polman resigned as a director and Chief Financial Officer of the Company and Mr. Peter Dunfield resigned as a director of the Company.

     The resignations of Messrs. Polman and Dunfield were not prompted by any arrangements or understandings with PanAmerica Capital Group, Inc. (“PanAmerica”) or its associates, or by any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

     The Company is contemplating selling to Mr. Polman all of the issued and outstanding capital stock of Nomadic Collaboration Corp., a Canadian company, and a wholly-owned subsidiary of the Company, with no operations for $1.00 Canadian.

     The remaining sole officer and director of the Company, Ricardo Garcia de Paredes Carbone, is an employee of PanAmerica. Since September 2000, Mr. Garcia de Paredes has been vice president of investments for PanAmerica. From July 1999 to September 2000, Mr. Garcia de Paredes was an investment officer with Banco de Latinoamerica, S.A. From January 1999 to June 1999, he was general manager of Duty Free Le Shop, an airport duty free franchise, and from May 1997 to December 1998, Mr. Garcia de Paredes was employed as a financial consultant apprentice and then a financial consultant with Merrill Lynch International and Co. Panama.

     As reported in the Schedule 13D filed by PanAmerica with the Securities and Exchange Commission dated September 27, 2002, as supplementally amended by Amendment No. 1 to Schedule 13D dated November 21, 2002, PanAmerica beneficially owns or has the right to acquire an aggregate of 14,043,750 shares of the Company’s Common Stock, or approximately 41% of the Company’s outstanding shares of Common Stock.

     The Company is directing its efforts towards realigning its business and operations. In conjunction with PanAmerica, new management will seek to position the Company to take advantage of certain opportunities to effect a business combination with, or acquisition of, an operating entity. These opportunities include, without limitation, a business combination with, or acquisition of, LiquidGolf Corporation, a leading retailer of golf merchandise on the Internet. The Company does not have any present contracts, arrangements, understandings or relationships with LiquidGolf, or any other entity, regarding the possibility of a business combination or acquisition transaction.

     Prior to September 27, 2002, PanAmerica beneficially owned 160,000 shares of the Company’s common stock issued in November 2001 in consideration for certain business advisory services provided to the Company. On September 27, 2002, the company issued 12,556,250 shares of Common Stock to PanAmerica in full and final settlement of amounts owed by the Company to PanAmerica under a promissory note dated on or about May 15, 2002 in the principal amount of US $490,000, bearing simple interest at the rate of 10% per annum (the “Note”). The Note was converted into Common Stock at the rate of US $0.04 per share.

     In addition to the foregoing, PanAmerica may acquire approximately 1,327,500 shares of Common Stock by exercising its rights under certain convertible promissory notes funded November 21, 2002 (the “Convertible Notes”). The aggregate principal amount of the Convertible Notes is US $53,100.00 and the Convertible Notes bear simple interest at the rate of 8% per annum. If PanAmerica exercises its right to convert the Convertible Notes in their entirety, then PanAmerica would beneficially own approximately 14,043,750 shares of the Company’s common stock, or approximately 41% of the Company’s outstanding shares of common stock. The source of the consideration used by PanAmerica was cash on hand.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nomadic Collaboration International, Inc.

Date: December 9, 2002	By:	/s/ Ricardo Garcia de Paredes Carbone Ricardo Garcia de Paredes Carbone, Chief Executive Officer